1505 Tyrell Lane, Boise, ID 83706
	Tel: 208.424.1027	Fax: 208.424.1030

TRADING SYMBOLS:	August 30, 2010
In the United States: NYSE Amex: HTM and in Canada: TSX: GTH

U.S. GEOTHERMAL CLOSES SAN EMIDIO FINANCING AND
CONSTRUCTION AGREEMENTS

GEOTHERMAL POWER PLANT CONSTRUCTION STARTED

Boise, Idaho – August 30, 2010 (NYSE Amex: HTM, TSX: GTH) U.S. Geothermal Inc., a leading renewable energy company focused on the development, production and sale of electricity from geothermal energy, announced today that its wholly owned subsidiary, USG Nevada LLC, has entered into agreements with Science Applications International Corporation (“SAIC”), a FORTUNE 500® scientific, engineering, and technology applications company, for a project loan and an engineering, procurement and construction contract for a geothermal power plant for Phase 1 of the San Emidio project in northwest Nevada. The work will be executed by SAIC’s design-build subsidiary, The Benham Companies, LLC.

The San Emidio project is a planned two-stage development. Phase 1 consists of relocation and replacement of the existing power plant. The new 11.5 megawatt (“MW”) plant will have a net electrical output of between 9.1 and 8.1 MWs depending on seasonal and other variations. Phase 2 is a planned 26 MW expansion. SAIC is providing design-build services for the Phase 1 geothermal power plant, teamed with technology provider TAS Energy Inc (“TAS”) who worked in close collaboration with US Geothermal on the plant design. TAS will manufacture and test the modular plant in their Houston, Texas factory. SAIC is also providing a project loan for the Phase 1 total construction costs currently estimated to be approximately $27.0 million. To secure a long term project loan to repay the construction loan, U.S. Geothermal is engaged in financing discussions in preparation for the project’s application to the DOE geothermal loan guarantee program. In support of the two-stage development plan, negotiations are continuing on a 35 MW power purchase agreement (“PPA”). The project is currently producing and selling up to 3 MW of electricity under a PPA with Sierra Pacific Power Company, a subsidiary of NV Energy.

“Considering our ongoing development work at Neal Hot Springs in Oregon, constructing two key projects at the same time is the result of lot of hard work and is a significant achievement for the Company,” said Daniel Kunz, President and CEO of U.S. Geothermal Inc. “Closing this fully financed, turnkey engineering, procurement and construction arrangement signals the start of construction at San Emidio. The replacement of the old plant is expected to triple project revenues and earnings and will provide us with a solid foundation for continued expansion.”

USG Nevada is constructing a new generation, water-cooled binary cycle power plant that produces renewable base load electricity. The TAS modular plant is expected to provide a rapid development schedule of 12 months and will use R-134a refrigerant which is non-volatile and reduces permitting and insurance requirements for the project. No drilling is required for Phase 1 since the new plant will utilize the production and injection wells which are currently in use by the existing San Emidio power plant. The existing plant will be decommissioned when the new plant achieves commercial operation. The anticipated commercial operation date is 4th quarter of 2011 for Phase 1 and 4th quarter of 2013 for Phase 2.

Website: www.usgeothermal.com	NYSE Amex: HTM TSX: GTH

About U.S. Geothermal Inc.:

U.S. Geothermal Inc. is a renewable energy development company that is operating geothermal power projects at Raft River, Idaho and San Emidio, Nevada. USG Oregon is currently under construction as development work on production and injection wells continue. The project has an approved power purchase agreement with Idaho Power Company and has received a conditional commitment for a $102.2 million loan through the Department of Energy Section 1703 loan guarantee program for the development and construction of the Neal Hot Springs project.

FOR ADDITIONAL INFORMATION PLEASE CONTACT:

Saf Dhillon - Investor Relations	Please visit our Website at: www.usgeothermal.com
U.S. Geothermal Inc.
Tel: 866-687-7059
Fax: 208-424-1030
saf@usgeothermal.com

The information provided in this news release may contain forward-looking statements within the definition of the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated development of San Emidio, including financing, megawatt output and schedule. These statements are based on U.S. Geothermal Inc.’s current expectations and beliefs and are subject to a number of risks and uncertainties that can cause actual results to differ materially from those described, including but not limited to, completion of the definitive agreements with vendors, risks and delays relating to construction, and application for and approval of long-term financing from the DOE. Readers are cautioned to review the risk factors identified by the company in its filings with Canadian and US securities agencies. Forward-looking statements are based on management’s expectations, beliefs and opinions on the date the statements are made. U.S. Geothermal Inc. assumes no obligation to update forward-looking statements if management’s expectations, beliefs, or opinions, or other factors, should change.

The NYSE Amex and the Toronto Stock Exchange do not accept responsibility for the adequacy of this release.

U.S. Geothermal Inc.	1505 Tyrell Lane, Boise, ID 83706	208-424-1027
www.usgeothermal.com